                                                                      EXHIBIT 12

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges

                        THREE MONTHS
                           ENDED                            YEAR ENDED DECEMBER 31,
                         MARCH 31,      ---------------------------------------------------------------
                            1997           1996          1995          1994         1993         1992
                        ------------    ----------    ----------    ----------    ---------    --------
Earnings (Loss) before
  Income Taxes........   $5,414,000    $ 5,866,000   $(3,972,000)  $(1,967,000)  $  699,000   $(495,000)
Plus:
  Interest expense....      769,000      5,262,000     5,956,000     3,037,000      892,000      12,000
  A portion of rental
     expense(a).......      205,000        790,000       784,000       462,000      161,000      45,000
                         ----------    -----------   -----------   -----------   ----------   ---------
Subtotal(A)...........   $6,388,000    $11,918,000   $ 2,768,000   $ 1,532,000   $1,752,000   $(438,000)
                         ----------    -----------   -----------   -----------   ----------   ---------
Divided by:
Fixed Charges:
  Interest Expense....      769,000      5,262,000     6,966,000     3,037,000      892,000      12,000
  Interest capitalized
     during the
     period...........           --             --        54,000       142,000           --          --
  A portion of rental
     expense(a).......      205,000        790,000       784,000       462,000      161,000      45,000
                         ----------    -----------   -----------   -----------   ----------   ---------
Subtotal(B)...........   $  974,000    $ 6,052,000   $ 6,794,000   $ 3,641,000   $1,053,000   $  57,000
                         ----------    -----------   -----------   -----------   ----------   ---------
Ratio of earnings
  (loss) to fixed
  charges(a)/(b)......         6.56           1.97        (b)           (b)            1.66      (b)
                         ==========    ===========   ===========   ===========   ==========   =========

---------------
(a) Includes that portion of rent expense which is deemed to be representative of the interest factor.

(b) For the years ended December 31, 1995, 1994, and 1992 earnings were insufficient to cover fixed charges by $4.0 million, $2.1 million, and $495,000, respectively.